Ex 99.1
SILVERLEAF RESORTS, INC.
REPORTS 2008 RESULTS
DALLAS—(BUSINESS WIRE) — March 4, 2009 — Silverleaf Resorts, Inc. (NASDAQ: SVLF) today reported the following results for its year and fourth quarter ended December 31, 2008.
Financial highlights for 2008:
•	Net income of $17.9 million and diluted earnings per share of $0.46

•	Gross Vacation Interval sales of $256.3 million
2008 Annual Results
Overall, total revenues for the year ended December 31, 2008 increased 3.5% to $264.0 million compared to $255.0 million for the year ended December 31, 2007.
Vacation Interval sales increased 9.0% to $256.3 million in 2008 compared to $235.1 million in 2007. The increase in Vacation Interval sales is primarily attributable to a 6.0% increase in tours. Vacation Interval sales to existing customers increased 9.1% to $153.3 million while Vacation Interval sales to new customers increased 8.8% to $103.0 million. Vacation Interval sales to existing customers comprised 59.8% and 59.7% of total Vacation Interval sales during 2008 and 2007, respectively, which maintains the Company’s favorable sales mix trend toward upgrades and second-week sales to existing customers as such sales have relatively lower associated sales and marketing costs.
The provision for estimated uncollectible revenue was 24.6% of Vacation Interval sales during the year ended December 31, 2008 versus 17.0% for the same period of 2007. This increase was necessary to maintain the allowance for uncollectible notes at a level management considers adequate to provide for anticipated losses resulting from customer defaults.
Cost of Vacation Interval sales remained relatively flat at 9.7% of Vacation Interval sales during 2008 compared to 9.8% during 2007.
Sales and marketing expense as a percentage of Vacation Interval sales increased to 52.7% for the year ended December 31, 2008 versus 50.9% for the same period of 2007. The $15.4 million increase in sales and marketing expense is attributable to the increased volume of Vacation Interval sales and marketing efforts to improve the credit quality of the Company’s customers.
Total positive net interest spread (interest income less interest expense and lender fees) was $32.5 million during 2008 compared to $28.4 million during 2007. Interest expense and lender fees as a percentage of interest income increased to 46.8% for the year ended December 31, 2008, compared to 46.4% for the same period of 2007. The Company’s positive net interest spread is attributable to the overall decrease in the weighted average borrowing rate to 6.8% for the year ended December 31, 2008 from 7.6% for the year ended December 31, 2007 coupled with an overall increase in the weighted average yield on customer notes receivable to 16.7% at December 31, 2008 from 16.5% at December 31, 2007. This favorable variance was partially offset by a larger average debt balance outstanding during 2008 and an increase in lender fees related to the Company’s Silverleaf Finance VI (“SF-VI”) securitization which closed in the second quarter of 2008.
Net income for the year ended December 31, 2008 was $17.9 million, or $0.46 per diluted share, compared to net income of $27.7 million, or $0.70 per diluted share, for the year ended December 31, 2007.

2008 Fourth Quarter Results
Overall, total revenues for the fourth quarter of 2008 decreased 8.2% to $59.5 million compared to $64.8 million for the fourth quarter of 2007. Total revenues consist of net sales, interest income, management fees, and other income.
Vacation Interval sales decreased 5.8% to $56.4 million in the fourth quarter of 2008 compared to $59.9 million in the comparable prior-year period. Vacation Interval sales to existing customers decreased 6.9% to $34.0 million while Vacation Interval sales to new customers decreased 4.2% to $22.4 million. Vacation Interval sales to existing customers comprised 60.3% and 61.0% of total Vacation Interval sales in the fourth quarters of 2008 and 2007, respectively, which maintains the Company’s favorable sales mix trend toward upgrades and second-week sales to existing customers as such sales have relatively lower associated sales and marketing costs.
The provision for estimated uncollectible revenue was 28.1% of Vacation Interval sales during the fourth quarter of 2008 versus 24.9% in the third quarter of 2008 and 18.5% in the fourth quarter of 2007. This increase was necessary to maintain the allowance for uncollectible notes at a level management considers adequate to provide for anticipated losses resulting from customer defaults.
Cost of Vacation Interval sales decreased to 7.5% of Vacation Interval sales for the fourth quarter of 2008 compared to 10.6% in the 2007 comparable period. This decrease resulted from sales of lower cost-basis inventory during the fourth quarter of 2008 compared to 2007 as well as revisions made to the Company’s future relative sales value in the fourth quarter of 2008 which had the effect of decreasing cost of sales for the period.
Sales and marketing expense as a percentage of Vacation Interval sales increased to 56.1% for the fourth quarter of 2008 compared to 53.2% in the prior-year comparable period. The increase is primarily attributable to marketing efforts to improve the credit quality of the Company’s customers.
While total positive net interest spread (interest income less interest expense and lender fees) was $7.6 million for both the fourth quarters of 2008 and 2007, interest expense and lender fees as a percentage of interest income increased to 51.1% in the fourth quarter of 2008 compared to 46.2% in the fourth quarter of 2007. This increase is attributable to a larger average debt balance outstanding for the fourth quarter of 2008 versus the same period of 2007 and an increase in lender fees related to the Company’s SF-VI securitization which closed in the second quarter of 2008. The increase was offset by an overall decrease in the weighted average borrowing rate to 7.1% for the quarter ended December 31, 2008 from 7.4% for the quarter ended December 31, 2007 coupled with an overall increase in the weighted average yield on customer notes receivable to 16.7% at December 31, 2008 from 16.5% at December 31, 2007.
Net income for the quarter ended December 31, 2008 was $1.7 million, or $0.04 per diluted share, compared to net income of $4.9 million, or $0.12 per diluted share, for the quarter ended December 31, 2007.
Balance Sheet
At December 31, 2008, notes receivable and revolving debt balances increased over comparative balances at December 31, 2007. These increases are directly related to increased Vacation Interval sales.
At December 31, 2008, senior credit facilities provided for loans of up to $549.0 million, of which $186.6 million was unused. Considering forecasted sales and expansion plans, these senior credit facilities provide adequate liquidity into 2010. At December 31, 2008, the Company’s senior debt consisted of 38% fixed-rate debt and 62% variable-rate debt. However, the majority of the Company’s variable-rate debt is subject to interest-rate floors between 5.25% and 8.00%.
Expansion at existing resorts, including construction of lodging units and additional amenities, decreased to $7.5 million for the fourth quarter of 2008 from $9.0 million for the comparable prior year period. This reduction in capital expenditures is consistent with the Company’s moderate growth initiative in effect for 2008.

About Silverleaf Resorts
Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.
Forward-Looking Statements
This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2007 Annual Report on Form 10-K filed on March 12, 2008.
For more information or to visit the Company’s website, click here:
http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1
Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166 x2218

SILVERLEAF RESORTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Vacation Interval sales	$56,411	$59,900	$256,300	$235,135
Estimated uncollectible revenue	(15,846)	(11,082)	(63,051)	(40,071)

Net sales	40,565	48,818	193,249	195,064

Interest income	15,550	14,067	61,077	53,019
Management fee income	781	960	3,121	2,806
Other income	2,591	971	6,515	4,141

Total revenues	59,487	64,816	263,962	255,030

Costs and Operating Expenses:
Cost of Vacation Interval sales	4,249	6,358	24,903	23,027
Sales and marketing	31,644	31,885	135,059	119,679
Operating, general and administrative	11,403	11,099	41,154	39,101
Depreciation	1,321	922	4,929	3,511
Interest expense and lender fees:
Related to receivables-based credit facilities	6,331	5,058	22,213	19,285
Related to other indebtedness	1,610	1,447	6,341	5,325

Total costs and operating expenses	56,558	56,769	234,599	209,928

Income before provision for income taxes	2,929	8,047	29,363	45,102
Provision for income taxes	1,260	3,132	11,437	17,398

Net income	$1,669	$4,915	$17,926	$27,704

Basic net income per share	$0.04	$0.13	$0.47	$0.73

Diluted net income per share	$0.04	$0.12	$0.46	$0.70

Weighted average basic common shares issued and outstanding	38,091,943	37,818,154	38,037,635	37,811,387

Weighted average diluted common shares issued and outstanding	38,885,869	39,425,430	38,897,619	39,417,017

SILVERLEAF RESORTS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)

	December 31,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$11,431	$13,170
Restricted cash	22,623	12,816
Notes receivable, net of allowance for uncollectible notes of $76,696 and $69,128, respectively	320,306	289,907
Accrued interest receivable	4,154	3,744
Investment in special purpose entity	4,908	7,315
Amounts due from affiliates	1,738	1,358
Inventories	190,318	179,188
Land, equipment, buildings, and leasehold improvements, net	55,393	41,565
Land held for sale	509	509
Prepaid and other assets	33,442	31,487

TOTAL ASSETS	$644,822	$581,059

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued expenses	$12,701	$21,071
Accrued interest payable	2,380	2,470
Unearned Vacation Interval sales	—	296
Unearned samplers	6,247	6,921
Income taxes payable	1,942	782
Deferred income taxes	35,114	30,463
Notes payable and capital lease obligations	369,071	316,198
Senior subordinated notes	23,121	26,817

Total Liabilities	450,576	405,018

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 38,146,943 and 37,818,154 shares issued and outstanding at December 31, 2008 and 2007, respectively	381	378
Additional paid-in capital	112,976	112,700
Retained earnings	80,889	62,963

Total Shareholders’ Equity	194,246	176,041

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$644,822	$581,059